Media:	Investor Relations:
Eric Miscoll	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Corporation Reports 45% Increase in Revenue for the First Quarter

Prototyping and Pre-Production Services Increase 45%

TXP Commences Sales of ONT Units to Carriers and OEMs

RICHARDSON, TEXAS - May 22, 2007 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the three months ended March 31, 2007.

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “Our results for the first quarter reflect a strong increase in our prototyping and pre-production services, coupled with initial sales of ONT units from our ONT Solutions group, which is off to a very strong start after formally launching the division at the end of 2006. Our family of BPON and GPON ONTs are perfectly timed with the accelerating roll-out of new 'fiber-to-the-home' infrastructures needed to deliver 'triple-play' services. We are also on track for our best year ever within our prototyping and pre-production group."

Mr. Shores continued, “During the first quarter, we achieved several important milestones further validating our ONT strategy. First, we signed a new re-seller agreement with a major communications technology and infrastructure provider that has begun distributing TXP’s BPON ONT units to its customers. We believe this marks the first of many ODM relationships with PON equipment manufacturers who will use our ONTs to provide PON-based service delivery solutions to carriers worldwide. Second, we commenced shipments of our Broadband Passive Optical Network (BPON) ONT units to an OEM and a Tier 1 carrier, validating our two-pronged strategy of pursuing both carriers and OEMs.”

Mr. Shores concluded, “As anticipated, the major systems vendors and carriers are beginning to explore OEM sourcing for more cost-effective, time-sensitive ONT solutions that are interoperable across a wide range of networks. We have now demonstrated interoperability with three leading Optical Line Terminal (OLT) OEMs and are moving to demonstrate interoperability across all major platforms. We believe the launch of our new ONT devices are ideally timed, following a similar model as the DSL market just a few years ago.”

ONTs are the customer premise located devices used by a carrier to serve residential and business customers over a PON-based (Passive Optical Networking) system. PON is a maturing point-to-multipoint technology which is being adopted by telephone companies globally because of its cost effectiveness in extending fiber-based service delivery all the way to the customer premise (Fiber-to-the-Home [FTTH] or Fiber-to-the-Premise [FTTP]). TXP's ONTs sit at each customer premise and are connected over fiber to an Optical Line Terminal (OLT) generally located in the carrier's central office. A single OLT can deliver services to hundreds of ONTs.

Total revenue for the first quarter of 2007 increased 45% to $2.2 million, compared with $1.5 million for the same period in 2006. Operating loss for the first quarter was $1.2 million, compared to operating loss of $152,000 for the same period last year. The increase in operating loss primarily reflects additional personnel costs related to the ONT Solutions group formed during the fourth quarter of 2006. Net loss for the first quarter of 2007 was $378,000, or $0.00 per share, compared to net loss of $190,000 or $0.00 per share, for the same period in 2006. Net loss for the first quarter of 2007 included a net non-cash gain of $1.1 million related to a change in the fair value of derivative financial instruments.

About TXP

TXP Corporation is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-ONT Solutions. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-ONT Solutions comprises the former Siemens’ Optical Network Terminal (ONT) development team hired in late 2006. This group develops and markets via an ODM model the iPhotonics family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access.

For more information visit: www.txpcorporation.com

(tables follow)

CONSOLIDATED BALANCE SHEETS
March 31, 2007 and December 31, 2006
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$3,621,000	$228,000
Accounts receivable, net of allowance of $0 and $0 as of
March 31, 2007 and December 31, 2006, respectively.	920,000	976,000
Inventory	1,203,000	673,000
Other assets	360,000	346,000
Total current assets	6,104,000	2,223,000

Property and equipment, net	2,686,000	2,667,000
Other assets	13,000	13,000

TOTAL ASSETS	$8,803,000	$4,903,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Current maturities of notes payable	$260,000	$272,000
Current capital lease obligations	75,000	46,000
Line of credit	400,000	400,000
Current derivative financial instruments	--	1,288,000
Current convertible debentures, net of unamortized discount of
$423,000 as of December 31, 2006	--	467,000
Accounts payable	1,139,000	913,000
Deferred revenue	--	332,000
Accrued expenses	240,000	412,000
Total current liabilities	2,114,000	4,130,000

Notes payable, net of current maturities	107,000	144,000

Capital lease obligations, net of current obligations	94,000	32,000

Line of credit	2,400,000	1,000,000

Convertible debentures, net of unamortized discount of $3,826,000 as of March 31, 2007	174,000	--

Derivative financial instruments, net of current obligation	2,603,000	2,507,000

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	7,540,000	7,861,000

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 300,000,000 shares authorized, 111,005,777 and 104,080,623 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively.	111,000	104,000

Additional paid in capital	6,713,000	2,121,000
Accumulated deficit	(5,568,000)	(5,190,000)
Accumulated other comprehensive income	7,000	7,000

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,263,000	(2,958,000)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$8,803,000	$4,903,000

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months ended March 31, 2007 and 2006 (unaudited)

	2007	2006
Revenues
Prototyping and assembly	$1,268,000	$873,000
Material management services	565,000	630,000
Product and accessory sales	19,000	--
Design and development services	332,000	--
Total Revenues	2,184,000	1,503,000

Cost of sales	1,449,000	1,043,000

Gross profit	735,000	460,000

Costs and expenses
Selling, general administrative	1,197,000	592,000
Research and development	746,000	--
Depreciation	33,000	20,000
Total costs and expenses	1,976,000	612,000

Operating loss	(1,241,000)	(152,000)

Other income and expense
Interest expense, net	(248,000)	(56,000)
Change in fair value of derivative financial instruments	1,111,000	--
Gain on sale of fixed assets	--	18,000
Total other income and expense	863,000	(38,000)

Loss before income taxes	(378,000)	(190,000)

Income tax expense	--	--

Net loss	(378,000)	(190,000)

Foreign currency translation
adjustment	--	--

Comprehensive loss	$(378,000)	$(190,000)

Basic earnings per share	$--	$--

Diluted earnings per share	$--	$--

Basic weighted average shares outstanding:	104,234,515	89,298,042

Diluted weighted average shares outstanding:	104,234,515	89,298,042

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